UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 2, 2007
NAVISITE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27597 (Commission File No.)	52-2137343 (IRS Employer Identification No.)

400 Minuteman Road Andover, Massachusetts (Address of principal executive offices)		01810 (Zip Code)
(978) 682-8300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

Item 3.02   Unregistered Sales of Equity Securities
On January 2, 2007, NaviSite, Inc. (the “Company”), pursuant to the terms of the Amended and Restated Loan Agreement (the “Amended Loan Agreement”) dated as of April 11, 2006, which amended and restated the existing Loan and Security Agreement (the “Loan Agreement”), dated as of January 29, 2003, by and between the Company and Atlantic Investors, LLC (“Atlantic”), received notice from Atlantic of its election to convert the full amount of the Company’s outstanding repayment obligations under the Amended Loan Agreement into 1,374,950.18 shares of the Company’s common stock. Under the Loan Agreement, the Company could request Atlantic make advances to the Company up to the maximum loan amount, defined as the lesser of $10.0 million or 65% of the Company’s consolidated accounts receivables. The Loan Agreement was amended and restated to, among other things, evidence the maximum loan amount of $3,691,099.53 (which amount equaled the outstanding repayment obligations under the Loan Agreement) and allow for the option to convert such outstanding obligations into shares of the Company’s common stock. Under the Amended Loan Agreement, if the Company did not pay in full the Company’s outstanding repayment obligations by July 10, 2006, Atlantic had the right, but not the obligation, to convert such outstanding amounts into shares of the Company’s common stock by dividing (i) the dollar value of the outstanding obligations by (ii) $2.81, rounded to the nearest whole share. The Company will issue a check payable to Atlantic for the cash amount payable in respect of the fractional shares.
The shares issuable upon conversion of the outstanding repayment obligations under the Amended Loan Agreement were not registered under the Securities Act of 1933, as amended (the “Securities Act”). The Company relied on the exemption from registration provided by Section 4(2) of the Securities Act as a sale by the Company not involving a public offering. No underwriters were involved with the issuance of the shares issuable upon conversion of the outstanding repayment obligations under the Amended Loan Agreement.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NaviSite, Inc.
Date: January 8, 2007	By:	/s/ James W. Pluntze
James W. Pluntze
Chief Financial Officer